Exhibit 99.1

          Itex Corporation to Divest Corporate Owned Offices

    --  Focus on Broker Network

    --  Termination of CEO and COO; Removal of Director


    SACRAMENTO, Calif.--(BUSINESS WIRE)--June 16, 2003--ITEX
Corporation, (OTCBB:ITEX) a leading business services and payment systems company, today announced initiatives to strengthen the balance sheet and focus the company on its Broker Network as well as the departure of two top executives.

    Divesting corporate-owned offices to focus on Broker Network

    ITEX Corporation has decided to initiate the process of seeking the sale of some or all of its corporate stores. ITEX has three company-owned and managed offices in the United States and two in Canada. The Board of Directors believes that refocusing the business model on the Broker Network will streamline operations and save the company close to $1 million in overhead a year, as well as reducing corporate headcount and the responsibilities of office leases and support. In addition, by financing the sale of the existing corporate stores, the company expects to be able to realize an additional positive impact to earnings over the next five years. The reduction in overhead will be offset, to a certain extent, by a reduction in gross profits, as ITEX receives a lower return on profits from independent broker revenues.
    Top line revenue is not expected to be significantly impacted, since ITEX will continue to collect revenue from these stores and will require that they stay within the ITEX Broker Network. Over the previous two years, four of the five corporate stores had a decline in annual revenue and ITEX believes that new, seasoned owners will be able to reverse this negative trend.

    Chief Executive Officer and Chief Operating Officer terminated

    On June 15, 2003, Lewis 'Spike" Humer, CEO since November 2001, and Melvin Kerr, COO since December 2001, were both terminated for "cause" as determined by the Board of Directors in accordance with certain provisions of their employment agreements. Mr. Humer was also removed as a Director by the Board.
    The Board of Directors has begun to adopt and implement a management succession plan. During the transition period, the Board will take an active role in executing the initiatives outlined in this release. Steven White, Chairman of the Board and Alan Zimmelman, Director, will each play a vigorous role in the day-to-day management of the company.
    Steven White, 45, joined the Board of ITEX in February 2003. He is President of Lakemont Capital, Ltd., a business advisory firm. From June 2000 to June 2001, Mr. White was a Senior Vice President of Network Commerce, a publicly traded Internet-based technology infrastructure and services company. Mr. White managed the sale of the Ubarter.com division to ITEX in two transactions in early 2001. From 1996 to 2000, he served as CEO and President of Ubarter.com, a public company that offered a range of barter services. Mr. White directed the sale of Ubarter.com to Network Commerce in June 2000. From 1983 to 1996 he was founder and CEO of Cascade Trade Association, a regional provider of business-to-business off-line barter services for small businesses in the Northwest. Mr. White is the former Chairman and President of the National Association of Trade Exchanges (NATE) and a Technology Committee founder.
    Alan Zimmelman, 58, joined the Board of ITEX in February 2003. He has been primarily engaged since September 1999 as a private investor. From November 1987 until August 1996, he was President of BXI West Los Angeles, a private company involved in the barter business. He has over twenty-five years experience in sales and management, including over 15 years affiliated with companies involved in the barter business, twelve years affiliated with companies in the hotel industry and five years affiliated with companies in hospital administration. He served as Vice President of Operations for Ubarter.com from 1996 through 2000 and as a director from 1997 to 1999.
    Steven White, Chairman of the Board stated, "We believe the initiatives outlined above will allow the company to grow at a faster pace while reducing overall costs of managing the business model. By divesting corporate-owned offices, our focus will not compete with our number one asset: the Broker Network. Creating bottom line cash profits from our existing revenue stream is our first priority. Our second priority is increasing revenues by practicing superior customer service with our existing and future customers."

    About ITEX:

    Founded in 1982, ITEX Corporation (http://www.itex.com) is a business services and payment systems company with offices in the United States, Canada and Mexico. ITEX processes over $150,000,000 a year in transactions between member businesses. ITEX assists its member businesses improve sales and liquidity, reduce cash expenses, open new markets and utilize the full business capacity of their enterprises by providing a private currency through its broker network and client base.

    This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release). Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: the continuing development of successful marketing strategies for our concepts; the effect of international, national, and regional economic conditions; our ability to satisfy our debt obligations; the availability of adequate working capital; the effect of competitive barter exchanges; changes in legislation; demographic changes, our ability to attract and retain qualified personnel; changes in our business strategy or development plans; business disruptions; and changes in the demand for goods and services offered by members of our trade exchange. Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of June 16, 2003, and ITEX undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended July 31, 2002, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which is on file with the Securities and Exchange Commission. Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.

    CONTACT: ITEX Corporation
             Alan Zimmelman, 760/420-0933
             e-mail: alanz@sbcglobal.net